TECHNOLOGY INTEGRATION FINANCIAL SERVICES, INC.
                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     This First Amendment to Employment Agreement ("First Amendment") is made as of the 6th day of July, 2001, by and between TECHNOLOGY INTEGRATION FINANCIAL SERVICES, INC., a Kentucky corporation ("Company"), and VIC EILAU ("Employee").

     WHEREAS, on the 6th day of July, 1997, the Company's parent company, Pomeroy Computer Resources, Inc. ("Parent Company"), and Employee executed an Employment Agreement ("Agreement") wherein Employee agreed to serve as President of the Parent Company's wholly owned subsidiary, Pomeroy Computer Leasing Company, Inc.;

     WHEREAS, thereafter, Pomeroy Computer Leasing Company, Inc., was merged into the Company, with Employee continuing to serve as the President of the Company, a subsidiary of the Parent Company;

     WHEREAS, on or about March 17, 2000, the parties amended certain of the terms of the Agreement with a Pay Plan that became effective on March 1, 2000, and shall remain in full force and effect through the July 5, 2001, the end of the initial term of the Agreement; and

     WHEREAS, Company and Employee desire to enter into this First Amendment to Employment Agreement to provide Employee with continued employment with the Company and additional responsibilities, duties, benefits and compensation incident thereto.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

1.   Section  2  of  the  Agreement  shall  be  amended  as  follows:

     Term.  The  term  of Employee's employment pursuant to this First Amendment
     ----
     shall begin on the 6th day of July, 2001, and shall continue for a period of three (3) years, to July 5, 2004, unless terminated earlier pursuant to the provisions of Section 11 of the Agreement, provided that Sections 9, 10, 11(b), 11(c), if applicable, 12, if applicable, and 13, if applicable, of the Agreement shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

2.   The  first  sentence  of  Section  4  shall  be  amended  as  follows:

     Duties.  Employee  shall serve as President of the Company and shall report
     ------
     directly to the Chief Executive Officer of the Company.

3. Section 5 shall be amended by replacing Sections 5(a) through 5(i) of the Agreement with the following:

     Compensation.  For  all  services rendered by the Employee under this First
     ------------
     Amendment, compensation shall be paid to Employee as follows:

          (a)     Base  Salary.  Employee's base annual salary shall be $350,000
                  ------------
during the term of this First Amendment.


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          (b)  Year  End  Deferred  Compensation Bonus Based on Parent Company's
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Performance.  Employee  shall  be  eligible  to  receive  a  year  end  deferred
-----------
compensation bonus in accordance with the following schedule so long as (1) Parent Company achieves a net profit before taxes ("NPBT") greater than 5.4% for fiscal year 2001 and (2) Parent Company's gross sales are in excess of the following thresholds: If Parent Company generates gross sales in excess of $1,150,000,000.00 for fiscal year 2001, Employee shall be entitled to receive $25,000 in cash or stock and 3,000 stock options; if Parent Company generates gross sales in excess of $1,200,000,000.00 for fiscal year 2001, Employee shall be entitled to receive $50,000.00 in cash or stock and 5,000 stock options; or if Parent Company generates gross sales in excess of $1,250,000,000.00 for fiscal year 2001, Employee shall be entitled to receive $100,000.00 in cash or stock and 10,000 stock options. Employee understands and acknowledges that 100% of any cash bonus deemed earned by Employee hereunder shall be deferred and subject to a five (5) year vesting schedule. Employee further understands and acknowledges that any stock options awarded hereunder shall be subject to a three (3) year vesting schedule. Any such stock option awards made pursuant to this Section shall be made subject to any and all terms and conditions contained in the Parent Company's applicable Non-Qualified and Incentive Stock Option Plan and the Award Agreement incident thereto. Any such award shall grant Employee the option to acquire a certain amount of common stock of the Parent Company at the fair market value of such common stock as of the applicable date. For the purposes of this Agreement, the fair market value as of the applicable date shall mean with respect to the common shares, the average between the high and low bid and ask prices for such shares on the over-the-counter market on the last business day prior to the date on which the value is to be determined (or the next preceding date on which sales occurred if there were no sales on such date). The year end deferred compensation schedule provided in this Section shall be in effect for fiscal year 2001 only. For each subsequent year of this Agreement, the parties shall, in good faith, negotiate and agree upon year end criteria for such deferred compensation.

          (c)  Year  End Bonus Based on Company's Performance. Employee shall be
               ----------------------------------------------
eligible  to  receive  a  year  end  bonus  if Company's net profit before taxes
("NPBT") meet or exceed certain thresholds, which are more particularly set forth herein below. If Company's NPBT for fiscal year 2001 is equal to or greater than $2,000,000.00, Employee shall be entitled to receive a cash bonus of $75,000.00; if Company's NPBT fiscal year 2001 is equal to or greater than $2,500,000.00, Employee shall be entitled to receive a cash bonus of $150,000.00; or, if Company's NPBT is equal to or greater than $3,000,000.00, Employee shall be entitled to receive a cash bonus of $250,000.00. This year end bonus, which is based on Company's performance, shall be in effect for fiscal year 2001. For each subsequent year during the term of this First Amendment, the parties shall, in good faith, negotiate and agree upon criteria for such year end Company bonus.

          (d) For purposes of this Section, the term "Gross Sales" shall mean the gross sales of equipment, software and services by Company during the applicable period, determined on a consolidated basis. In making said gross sales determination, all gains and losses realized on the sale or other disposition of Company's assets not in the ordinary course of business shall be excluded. All refunds or returns which are made during such period shall be subtracted along with all accounts receivable derived from such sales that are written off during such period in accordance with Company's accounting system. Such Gross Sales and net pre-tax margin of the Company in accordance with generally accepted accounting principles and such determination shall be final, binding and conclusive upon all parties hereto.

          (e) Company will deliver to Employee copies of the reports of any determination made hereunder by Company for the subject period, along with any documentation reasonably requested by Employee. Within thirty (30) days


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following  delivery to Employee of such report, Employee shall have the right to object in writing to the results contained in such determination. If timely objection is not made by Employee to such determination, such determination shall become final and binding for purposes of this Agreement. If a timely objection is made by Employee, and the Company and Employee are able to resolve their differences in writing within fifteen (15) days following the expiration of the initial thirty (30) day period, then such determination shall become final and binding as it pertains to this Agreement. If timely objection is made by Employee to Company, and Employee and Company are unable to resolve their differences in writing within fifteen (15) days following the expiration of the initial 30 day period, then all disputed matters pertaining to the report shall be submitted and reviewed by the Arbitrator ("Arbitrator"), which shall be an independent accounting firm selected by Company and Employee. If Employee and Company are unable to promptly agree on the accounting firm to serve as the Arbitrator, each shall select, by not later than fifteen (15) days following the expiration of the initial 30 day period, one accounting firm and the two selected accounting firms shall then be instructed to select promptly a third accounting firm, such third accounting firm to serve as the Arbitrator. The
Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters. A decision with respect to all disputed matters shall be final and binding upon Company and Employee. The expenses of Arbitration shall be borne one-half by Employee and one-half by Company. Each party shall be responsible for his/its own attorney and accounting fees.

          (f) Employee hereby acknowledges that Company reserves the right to modify, alter, or amend such pay plan, at any time, in the event there are changes in the Company's business model due to events which include, but are not necessarily limited to mergers, acquisitions, corporate re-organization/re-structure, material changes to industry standards or practices which affect the Company. Such modifications, alterations or amendments to the compensation plan provided in this Section 5 shall not constitute a breach of the Agreement or this First Amendment or otherwise qualify as a default event hereunder.

4.   Section 6 of the Agreement shall be amended as follows:

               (d) Automobile Allowance - Company shall provide Employee with an automobile allowance of $750.00 per month during the term of this First Amendment. Employee shall be responsible for all insurance, maintenance and repair expenses associated with such vehicle.

               (f) Cellular Phone Allowance - Company shall provide Employee with a cellular phone allowance of $75.00 per month during the term of this First Amendment.

               (g) Life Insurance - During the term of this Agreement, Company shall maintain on the life of Employee, provided he is insurable at standard rates a term life insurance policy in the amount of $1,000,000.00. Employee shall have the right to designate the beneficiary of such policy. Employee agrees to take any and all physicals that are necessary incident to the issuance and/or renewal of said policy. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of $1,000,000.00 of coverage. In the event Employee is not insurable, then Company shall pay Employee an amount equal


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                    to  the projected cost of the contemplated term insurance of
                    $1,000,000.00  at  standard  rates.

5. The Agreement is hereby amended in all applicable provisions so that the word "Company" shall mean Technology Integration Financial Services, Inc., to the extent necessary to properly reflect the terms of this First Amendment.

     Except as modified by this First Amendment to Employment Agreement, the parties affirm and ratify the terms and conditions of the Agreement.

     IN WITNESS WHEREOF, this First Amendment to Employment Agreement has been executed as of the day and year first above written.

Witnesses:

___________________________________          TECHNOLOGY  INTEGRATION  FINANCIAL
                                             SERVICES,  INC.

___________________________________          By:________________________________


___________________________________          ___________________________________
                                             Vic  Eilau
___________________________________


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